Exhibit 10.6
INDEMNITY AGREEMENT
THIS AGREEMENT is made as of October 31, 2007
BETWEEN
Telesat Canada, Telesat Holdings Inc. and Telesat Interco Inc., corporations incorporated or amalgamated under the laws of Canada (individually, a “Company” and collectively, the “Companies”),
- and -
•, of the • of • in the Province of • (the “Indemnitee”).
          WHEREAS the Companies have requested the Indemnitee to serve as a director or officer of the Companies and he has consented to so act provided this Agreement is entered into;
          NOW THEREFORE, in consideration of the sum of $1.00 now paid by the Indemnitee to the Companies (the receipt and sufficiency of which are acknowledged by the Companies) and the premises and the covenants and agreements contained herein, the parties agree as follows:
ARTICLE 1 — INDEMNITY AND LIMITATION OF LIABILITY
1.01 General Indemnity
     (1) Subject to Section 1.01(2), the Companies will severally, in respect of liability related to acting as a director or officer of each such Company, and jointly and severally, with respect to a Company and its direct or indirect subsidiaries in respect of liability related to acting as a director or officer of a direct or indirect subsidiary (individually, a “Subsidiary” and collectively, the “Subsidiaries”) of the Company, indemnify and save harmless the Indemnitee from and against all losses, costs, charges, damages, expenses, awards, settlements, liabilities, fines, penalties, demands and causes of action of whatever kind including all legal fees and costs on a solicitor and client basis and other reasonable professional fees (collectively, the “Claims") to the full extent permitted by law regardless of when they arose and howsoever arising, that the Indemnitee sustains, incurs or may be subject to and which the Indemnitee would not have sustained, incurred or be subjected to if the Indemnitee had not accepted the Companies’ request to act as a director or officer of the Companies.
     (2) The indemnity provided in Section 1.01(1) will not apply unless in connection with the matter in respect of a Company or in respect of a Subsidiary which gave rise to Claims for which indemnification is sought, the Indemnitee

(i)	acted honestly and in good faith with a view to the best interests of such Company or such Subsidiary; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that his conduct was lawful.
     (3) To the extent that a change of relevant law, whether by statute or judicial decision, permits greater indemnification than that afforded by Section 1.01(1), as limited by Section 1.01(2), it is the intent of the parties hereto that the Indemnitee shall enjoy under this Agreement the benefits afforded by any such change.
     (4) The indemnity provided in Section 1.01(1) will also not apply to any proceeding initiated by the Indemnitee against any of the Companies unless it is brought to establish or enforce any right under this Indemnity Agreement.
1.02 Presumptions/Knowledge
     (1) For purposes of any determination hereunder the Indemnitee will be deemed, subject to compelling evidence to the contrary, to have acted in good faith and/or in the best interests of the relevant Company. The relevant Company will have the burden of establishing the absence of good faith.
     (2) The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the relevant Company or any other entity will not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement.
1.03 Notice by Indemnitee
          As soon as is practicable, upon the Indemnitee becoming aware of any proceeding which may give rise to indemnification under this Agreement other than a proceeding commenced by one of the Companies, the Indemnitee will give written notice to the Companies. Failure to give notice in a timely fashion will not disentitle the Indemnitee to indemnification.
1.04 Expense Advances
          The Companies will, upon request by the Indemnitee, make advances (“Expense Advances”) to the Indemnitee of all amounts for which the Indemnitee seeks indemnification under this Agreement before the final disposition of the relevant proceeding. Expense Advances may include anticipated expenses. In connection with such requests, the Indemnitee will provide the Companies with a written affirmation of the Indemnitee’s good faith belief that the Indemnitee is legally entitled to indemnification, along with sufficient particulars of the expenses to be covered by the proposed Expense Advance to enable the Companies to make an assessment of its reasonableness. The Indemnitee’s entitlement to such Expense Advance will include those expenses incurred in connection with proceedings by the Indemnitee against the Companies seeking an adjudication or award pursuant to this Agreement. The Companies will make payment to the Indemnitee within 10 days after the Companies have received the foregoing information from the Indemnitee. All expenses for which indemnification is sought must be reasonable and Expense Advances must relate to expenses anticipated within a reasonable time of the request.
          The Indemnitee will repay to the Companies all Expense Advances not actually required, and all Expense Advances if and to the extent that it is finally determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification under this Agreement. If requested by the Companies, the Indemnitee will provide a written undertaking to the Companies confirming the Indemnitee’s obligations under the preceding sentence as a condition to receiving an Expense Advance.
1.05 Indemnification Payments
          With the exception of Expense Advances which are governed by Section 1.04, the Companies will pay to the Indemnitee any amounts to which the Indemnitee is entitled hereunder promptly upon the Indemnitee providing the Companies with reasonable details of the Claim. The Companies will, forthwith after any request for payment to or for an Indemnitee, seek any court approval that may be required to permit payment. The Companies will not be required to pay any amounts under this Section 1.05 to an Indemnitee if a court of competent jurisdiction has finally determined that such Indemnitee is not entitled to indemnification.
1.06 Right to Independent Legal Counsel
          If the Indemnitee is named as a party or a witness to any proceeding, or the Indemnitee is questioned or any of his or her actions, omissions or activities are in any way investigated, reviewed or examined in connection with or in anticipation of any actual or potential proceeding, the Indemnitee will be entitled to retain independent legal counsel at the Companies’ expense to act on the Indemnitee’s behalf to provide an initial assessment to the Indemnitee of the appropriate course of action for the Indemnitee. The Indemnitee will be entitled to continued representation by independent counsel at the Companies’ expense beyond the initial assessment unless the parties agree that there is no conflict of interest between the Companies and the Indemnitee that necessitates independent representation.
1.07 Settlement
          The Companies may not negotiate or effect a settlement of claims against the Indemnitee without the consent of the Indemnitee, which consent will not be unreasonably withheld. The Indemnitee may negotiate and effect a settlement without the consent of the Companies but the Companies will not be liable for any settlement negotiated without their prior written consent, which consent will not be unreasonably withheld.
1.08 Setoff
          The Companies grant to the Indemnitee a right to setoff any amounts owing by the Companies hereunder to the Indemnitee against any amounts that the Indemnitee may owe the Companies from time to time.

1.09 Statutory Liability
          Without limiting the generality of the provisions of Section 1.01, the parties acknowledge that the scope of the Claims to which the indemnity provided in such Section applies includes all Claims that relate to or arise from statutory liability imposed on the Indemnitee as a director or officer of the Companies.
1.10 Insurance
          Unless otherwise agreed in writing between the parties, the Companies will purchase and maintain, or cause to be purchased and maintained, while the Indemnitee remains a director or officer of the Companies and after the Indemnitee ceases to be a director or officer of the Companies, directors’ and officers’ errors and omissions insurance for the benefit of the Indemnitee containing such customary terms and conditions and in such amounts as are available to the Companies on reasonable commercial terms, having regard to the nature and size of the business and operations of the Companies and its subsidiaries from time to time.
1.11 Income Tax
     (1) Each payment made by the Companies to the Indemnitee pursuant to this Agreement will be made without setoff, counterclaim or reduction for, and free from and clear of, and without deduction for or because of, any and all present or future taxes imposed, levied, collected, assessed or withheld by or within any taxing jurisdiction, unless the Companies are required by law or the interpretations thereof by any relevant governmental authority to make such withholding or deduction. If the Companies do not pay, cause to be paid or remit payments due hereunder free from and clear of such taxes, then the Companies will forthwith pay the Indemnitee such additional amounts (the “Tax Indemnity Amounts”) as may be necessary in order that the net after taxes amount of every payment made to the Indemnitee, after provision for payment of any taxes payable by the Companies and/or the Indemnitee (including any deduction or withholding of taxes imposed, levied, collected, assessed or withheld by or within any taxing jurisdiction on or with respect to Tax Indemnity Amounts and taxes on or in respect of the receipt of Tax Indemnity Amounts), shall be equal to the amount that the Indemnitee would have received had there been no such taxes.
     (2) If, as a result of any payment by the Companies pursuant to this Agreement, the Indemnitee is required to pay any taxes imposed, levied, collected, assessed or withheld by any taxing jurisdiction or if a governmental authority asserts the imposition of such taxes, then the Companies will, upon demand by the Indemnitee, indemnify the Indemnitee for the imposition or payment of any such taxes, whether or not such taxes are correctly or legally asserted, and for any taxes on such indemnity payments, in each case, together with any interest, penalties and expenses in connection therewith. All such amounts shall be payable by the Companies on demand by the Indemnitee, and shall bear interest at the prime rate of Telesat Canada’s main Canadian bank plus 1% until paid by the Companies to the Indemnitee.

ARTICLE 2 — GENERAL
2.01 Unconditional
          This Agreement is absolute and unconditional and the obligations of the Companies will not be affected, discharged, impaired, mitigated or released by (a) any extension of time, indulgence or modification that the Indemnitee may extend or make with any person making any Claim against the Indemnitee in connection with the Companies or as a director or officer of the Companies or (b) the discharge or release of the Indemnitee in any bankruptcy, insolvency, receivership or other proceedings of creditors.
2.02 Amendments
          No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties.
2.03 Termination
     (1) Nothing in this Agreement will prevent the Indemnitee from resigning as a director or officer of the Companies at any time.
     (2) The obligations of the Companies under this Agreement will continue until the later of (a) 15 years after the Indemnitee ceases to be a director or officer of the Companies and (b) one year after the final termination of all proceedings commenced in such 15-year period with respect to which the Indemnitee is entitled to claim indemnification hereunder.
2.04 Governing Law
          This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
2.05 Further Assurances
          The Companies will from time to time execute and deliver all such further documents and instruments and do all acts and things as the Indemnitee may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. The Companies will use their best efforts to obtain any approval of a court required by law for the indemnification of, and the advance of moneys to, the Indemnitee in accordance with this Agreement in respect of an action by or on behalf of the Companies to procure a judgment in their favour to which the Indemnitee is made a party.
2.06 Severability
          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

2.07 Benefit of the Agreement
          This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties.
2.08 Assignment
          This Agreement may not be assigned by the Companies without the written consent of the Indemnitee.
2.09 Notices
          Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:
To:
Telesat Canada
1601 Telesat Court
Gloucester, ON K1B 5P4
Fax No.: (613) 748-8784
E-mail: j.lecour@telesat.ca
Attention: Ms. Jennifer Lecour
Telesat Holdings Inc. and Telesat Interco Inc.
c/o McCarthy Tétrault LLP
Toronto-Dominion Centre
66 Wellington Street West
Suite 4700
Toronto, ON M5K 1E6
Fax No.: (416) 868-0673
E-mail: rforbes@mccarthy.ca
Attention: Mr. Robert E. Forbes
and

To the Indemnitee:
•
Fax No.: •
E-mail: •
or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.
2.10 Remedies Cumulative
          The right and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law, in equity, pursuant to contract or otherwise. No single or partial exercise by a party of any right or remedy precludes, prejudices or otherwise affects in any manner whatsoever the exercise of any other right or remedy to which that party may be entitled.
2.11 Attornment
          For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. Each party attorns to the jurisdiction of the courts of the Province of Ontario.
2.12 Counterparts
          This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.
(signature page follows)

          IN WITNESS WHEREOF the parties have executed this Agreement.

TELESAT CANADA

	Per:		[c/s]

Authorized Officer

TELESAT HOLDINGS INC.

Per:

		Authorized Officer	[c/s]

TELESAT INTERCO INC.

Per:

		Authorized Officer	[c/s]

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)

Witness	)	Name